NIKE, INC.
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

Pursuant to paragraph 7 of the Stock Incentive Plan (the “Plan”) of NIKE, Inc., an Oregon corporation (the “Company”), and effective as of ________ (the “Grant Date”), the Company hereby grants restricted stock units (“RSUs”) to ____________ (the “Recipient”), subject to the terms and conditions of this agreement between the Company and the Recipient (this “Agreement”). By accepting this RSU grant, the Recipient agrees to all of the terms and conditions of this Agreement, including any special terms and conditions for non-U.S. Recipients in the attached Appendix A and any country-specific terms and conditions in the attached Appendix B. Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Plan.

1.
Grant of Restricted Stock Units; Dividend Equivalents. Subject to the terms and conditions of this Agreement, the Company hereby grants to the Recipient ______________ RSUs. The grant of RSUs obligates the Company, upon vesting in accordance with this Agreement, to deliver to the Recipient one share of Class B Common Stock of the Company (a “Share”) for each RSU. Upon vesting of each RSU, the Company also agrees to make a dividend equivalent cash payment with respect to each vested RSU in an amount equal to the total amount of dividends paid per share of Class B Common Stock for which the dividend record dates occurred after the Grant Date and before the date of delivery of the underlying Shares. The RSUs are subject to forfeiture as set forth in Section 4 below.

2.Vesting.
1.Generally. All of the RSUs shall initially be unvested, and shall vest with respect to [one-third of the total number of RSUs on each of the first three anniversaries] [Note: this is vesting treatment for annual awards to non-U.S. executives] / [the total number of RSUs on the _____ anniversary] [Note: this is cliff vesting for retention awards] of the Grant Date (provided that the Recipient is employed by or in the service of the Company on the applicable vesting date). For purposes of this Agreement, the Recipient is considered to be employed by or in the service of the Company if the Recipient is employed by or in the service of the Company or any parent or subsidiary corporation of the Company (an “Employer”). For purposes of the RSUs, unless otherwise expressly provided for in this Agreement, in the event of termination of the Recipient's employment or service, the Recipient’s right to vest in the RSUs under the Plan, if any, will terminate on the date of termination (except if termination is due to total disability or death as set forth in Section 2.2, or in connection with a Change in Control as provided in Section 2.3); provided, however, that the Compensation Committee of the Company’s Board of Directors (the “Committee”) may determine, in its sole discretion, that, regardless of the reason of the Recipient’s termination (whether or not in breach of local laws and whether or not later found to be invalid), vesting will cease on the date of termination of active employment or service, which will not be extended by any notice period mandated under local law (e.g., active employment or service would not include a period of “garden leave” or similar period pursuant to local law).
2.Acceleration Upon Death or Disability. If the Recipient ceases to be employed by or in the service of the Company as a result of death or physical disability (within the meaning of Section 22(e)(3) of the Code), all of the RSUs shall immediately vest.
3.Double Trigger Acceleration in Connection with a Change in Control. All of the RSUs shall immediately vest if a Change in Control (as defined below) occurs and at any time after the Change in Control and on or before the second anniversary of the Change in Control, (i) the Recipient’s employment or service is terminated by the Company (or its successor) without Cause (as defined below), or (ii) the Recipient’s employment or service is terminated by the Recipient for Good Reason (as defined below); provided, however, that the RSUs may also immediately vest in connection with a Change in Control as provided in Section 9.2 below. In addition, all of the RSUs shall vest immediately prior to the consummation of a Change in Control if (a) the Recipient’s employment or service is terminated by the Company without Cause or the Recipient’s employment or service is terminated by the Recipient for Good Reason after Shareholder Approval (as defined below) but before the Change in Control and (b) the Change in Control occurs within one year following the Recipient’s termination of employment or service.
2.3.1    For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events:
(a)    At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office;
(b)    At any time that the holders of the Class A Common Stock of the Company have the right to elect (voting as a separate class) a majority of the members of the Board of Directors of the Company, any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the then outstanding Class A Common Stock of the Company;
(c)    At any time after such time as the holders of the Class A Common Stock of the Company cease to have the right to elect (voting as a separate class) a majority of the members of the Board of Directors of the Company, any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) representing thirty percent (30%) or more of the combined voting power of the then outstanding Voting Securities;
(d)    A consolidation, merger or plan of exchange involving the Company (“Merger”) as a result of which the holders of outstanding Voting Securities immediately prior to the Merger do not continue to hold at least fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or
(e)    A sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.
2.3.2    For purposes of this Agreement, “Shareholder Approval” shall mean approval by the shareholders of the Company of a transaction, the consummation of which would be a Change in Control.
2.3.3    For purposes of this Agreement, “Cause” shall mean (a) the willful and continued

failure to perform substantially the Recipient’s reasonably assigned duties with the Company or the Employer (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Recipient by the Company or the Employer which specifically identifies the manner in which the Company or the Employer believes that the Recipient has not substantially performed the Recipient’s duties, or (b) the willful engagement in illegal conduct which is materially and demonstrably injurious to the Company or the Employer. No act, or failure to act, shall be considered “willful” if the Recipient reasonably believed that the action or omission was in, or not opposed to, the best interests of the Company or the Employer.
2.3.4    Notwithstanding any provision in the Plan to the contrary, for purposes of this Agreement, “Good Reason” shall mean, without the Recipient’s consent:
(a)    a material diminution in the Recipient’s authority, duties and responsibilities after Shareholder Approval, if applicable, or the Change in Control when compared to the Recipient’s level of authority, duties, and responsibilities for the Company’s or the Employer’s operations prior to Shareholder Approval, if applicable, or the Change in Control; provided that Good Reason shall not exist if the Recipient continues to have the same or a greater general level of authority, duties, and responsibilities for Company operations after the Change in Control as the Recipient had prior to the Change in Control even if the Company operations are a subsidiary or division of the surviving company;
(b)    a material reduction in the Recipient’s base pay as in effect immediately prior to Shareholder Approval, if applicable, or the Change in Control;
(c)    a material reduction in total benefits available to the Recipient under cash incentive, stock incentive and other employee benefit plans after Shareholder Approval, if applicable, or the Change in Control compared to the total package of such benefits as in effect prior to Shareholder Approval, if applicable, or the Change in Control; or
(d)    the Recipient is required to be based more than fifty (50) miles from where the Recipient’s office is located immediately prior to Shareholder Approval, if applicable, or the Change in Control except for required travel on company business to an extent substantially consistent with the business travel obligations which the Recipient undertook on behalf of the Company prior to Shareholder Approval, if applicable, or the Change in Control.
Notwithstanding any provision in this Agreement or the Plan to the contrary, a termination of an employment or other service relationship by the Recipient will not be for Good Reason unless (i) the Recipient notifies the Company in writing of the existence of the condition that the Recipient believes constitutes Good Reason within thirty (30) days of the initial existence of such condition (which notice specifically identifies such condition), (ii) the Company fails to remedy such condition within thirty (30) days after the date that it receives such notice (the “Remedial Period”), and (iii) the Recipient actually terminates the Recipient’s employment or other service relationship within thirty (30) days after the expiration of the Remedial Period. If the Recipient terminates his or her employment or other service relationship before the expiration of the Remedial Period or after the Company remedies the condition, then the Recipient’s termination will not be considered to be for Good Reason.

3.
Delivery. Subject to Section 6 (Responsibility for Taxes) and Section 12.1 (Compliance with Law) and except as provided in Sections 4, 9 and 10 hereof, within 30 days after any of the RSUs become vested, the Company shall deliver to the Recipient (a) the number of Shares underlying the RSUs that vested in either certificated form, uncertificated form or via book entry credit, and (b) the dividend equivalent cash payment determined under Section 1 with respect to the number of RSUs that vested (the “Dividend Equivalent Payment”); provided that, if (i) the Recipient’s employment or service is terminated by the Company without Cause or the Recipient’s employment or service is terminated by the Recipient for Good Reason after Shareholder Approval but before a Change in Control and (ii) the Change in Control occurs within one year following the Recipient’s termination of service, such Shares and the Dividend Equivalent Payment shall be delivered simultaneously with the closing of the Change in Control such that the Recipient will participate as a shareholder in receiving proceeds from such transaction with respect to those Shares.
4.Forfeiture Restriction.
1.If the Recipient ceases to be employed by or in the service of the Company for any reason or for no reason, with or without Cause, any RSUs that did not vest pursuant to Section 2 above at or prior to the time of such termination of employment or service shall be forfeited to the Company; provided, however, that if the Recipient’s employment or service is terminated by the Company without Cause or by the Recipient for Good Reason after Shareholder Approval but before a Change in Control, any RSUs will not be forfeited under this sentence unless a Change in Control does not subsequently occur within one year following the Recipient’s termination of employment or service. Nothing contained in this Agreement shall confer upon the Recipient any right to be employed by the Company or any Employer or to continue to provide services to the Company or any Employer or to interfere in any way with the right of the Company or any Employer to terminate the Recipient’s services at any time for any reason, with or without Cause.
2.Notwithstanding any provisions in this Agreement, any Shares or Dividend Equivalent Payment that have not yet been settled and paid pursuant to Section 3, or following Shareholder Approval but prior to a Change of Control as contemplated by Section 4.1, shall be forfeited and no such delivery shall occur if, during the Employment Period (as defined in Section 11(a)), and at any time prior to such delivery thereafter (the “Restriction Period”), the Recipient , directly or indirectly, owns, manages, controls or participates in the ownership, management or control of, or becomes employed by, consults for or becomes connected in any manner with, any business engaged anywhere in the world in the athletic footwear, athletic apparel or sports equipment, sports electronics/technology and sports accessories business or any other business that directly competes with the then-current existing or reasonably anticipated business of the Company or any of its parent, subsidiaries or affiliated corporations (a “Competitor”). The Company has the option, in its sole discretion, to elect to waive all or a portion of the Restriction Period or to limit the definition of Competitor.
5.Restriction on Transfer. The RSUs are nonassignable and nontransferable by the Recipient, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the Recipient’s domicile at the time of death.
6.Responsibility for Taxes. The Recipient acknowledges that, regardless of any action taken by the Company or, if different, the Employer the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Recipient’s participation in the Plan and legally applicable to the Recipient or deemed by the Company or the Employer to be an appropriate charge to the Recipient even if technically due by the Company or the Employer (“Tax-Related Items”), is and remains the Recipient’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Recipient further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or any Dividend Equivalent Payment, and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Recipient’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Recipient is subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, the Recipient acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, the Recipient agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.
In this regard, the Recipient authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)	withholding from any Dividend Equivalent Payment;

(ii)	withholding from the Recipient’s wages or other cash compensation paid to the Recipient by the Company and/or the Employer;

(iii)
withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Recipient’s behalf pursuant to this authorization); or

(iv)	withholding in Shares to be issued upon settlement of the RSUs.
Notwithstanding the above, if the Recipient is a Section 16 officer of the Company under the Exchange Act, as amended, then the Company will withhold in Shares to be issued upon settlement of the RSUs, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case the Recipient may elect the form of withholding from the alternatives above.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Recipient will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Recipient is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, the Recipient agrees to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Recipient’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Recipient fails to comply with the Recipient’s obligations in connection with the Tax-Related Items.

7.
Rights as Shareholder. Until delivery of the Shares underlying the vested RSUs to the Recipient, the Recipient has only the rights of a general unsecured creditor, and no rights as a shareholder of the Company.

8.Changes in Capital Structure. If, prior to the full vesting of all of the RSUs granted under this Agreement, the outstanding Class B Common Stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to the unvested RSUs so that the Recipient’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustments made by the Committee shall be conclusive.

9.Sale of the Company. If there shall occur a merger, consolidation or plan of exchange involving the Company pursuant to which the outstanding shares of Class B Common Stock of the Company are converted into cash or other stock, securities or property, or a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company, then either:
1.the unvested RSUs shall be converted into restricted stock units for stock of the surviving or acquiring corporation in the applicable transaction, with the amount and type of shares subject thereto to be conclusively determined by the Committee, taking into account the relative values of the companies involved in the applicable transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by the former holders of the Company’s Class B Common Stock following the applicable transaction, and disregarding fractional shares; or
2.all of the unvested RSUs shall immediately vest and all underlying Shares and the Dividend Equivalent Payment shall be delivered simultaneously with the closing of the applicable transaction such that the Recipient will participate as a shareholder in receiving proceeds from such transaction with respect to those Shares.
10.Section 409A. The parties intend that this Agreement and the benefits provided hereunder be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. To the extent Section 409A of the Code is applicable to this Agreement and such benefits, the parties intend that this Agreement and such benefits comply with the deferral, payout, and other limitations and restrictions imposed under Section 409A of the Code. Notwithstanding any other provision of this Agreement or an employment agreement or other agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, any delivery or distribution contemplated under this Agreement will be made to a Recipient who is a “specified employee” (as defined in the NIKE, Inc. Deferred Compensation Plan) at the time of a “separation from service” (within the meaning of Section 409A of the Code) within thirty (30) days following the earlier of (i) the expiration of the six-month period following the Recipient’s separation from service, and (ii) the Recipient’s death, to the extent such delayed payment is otherwise required to avoid a prohibited distribution under Section 409A of the Code. For purposes of Section 409A of the Code, each payment or benefit payable pursuant to this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, this Agreement and the Plan may be amended by the Company at any time, without the consent of any party, to the extent necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Nothing in this Agreement or the Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or RSUs granted under this Agreement, and neither the Company nor any of its affiliates shall under any circumstances have any liability to the Recipient or his or her estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A of the Code.
11.Clawback. Notwithstanding any other provision herein, the Recipient acknowledges and agrees that the RSUs and any shares or other amount or property that may be issued, delivered or paid in respect of the RSUs, as well as any consideration that may be received in respect of a sale or other disposition of any such shares or property, shall be subject to any recoupment, “clawback” or similar provisions of applicable law, as well as the NIKE, Inc. Policy for Recoupment of Incentive Compensation as approved by the Board of Directors and the Committee and in effect at the time of grant or such other policy for “clawback’ or “recoupment” of incentive compensation as may subsequently be approved from time to time by the Board of Directors or the Committee.
In addition, the Company may require the Recipient to deliver or otherwise repay to the Company the RSUs and any shares or other amount or property that may be issued, delivered or paid in respect of the RSUs, as well as any consideration that may be received in respect of a sale or other disposition of any such shares or property, if the Company reasonably determines that one or more of the following has occurred:
(a) during the period of the Recipient’s employment or service with the Company or the Employer (the “Employment Period”) or at any time thereafter, the Recipient has committed or engaged in a breach of confidentiality, or an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information of the Company or any of its subsidiaries or otherwise has breached any employee invention and secrecy agreement or similar agreement with the Company or any of its subsidiaries; or
(b) during the Employment Period or at any time thereafter, the Recipient has committed or engaged in an act of theft, embezzlement or fraud, breached any covenant not to compete and non-solicitation or non-disclosure agreement or similar agreement with the Company or any of its subsidiaries, or materially breached any other agreement to which the Recipient is a party with the Company or any of its subsidiaries.

12.	Miscellaneous.
1.Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the RSUs prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Recipient understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Recipient agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without the Recipient’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.
2.Amendments. The Company may at any time amend this Agreement to increase the portion of the RSUs that are vested. Otherwise, this Agreement may not be amended without the written consent of the Recipient and the Company.
3.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Recipient hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
4.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
5.Appendices A and B. Notwithstanding any provisions in this Agreement, the grant of RSUs to Recipients outside the U.S. shall be subject to the special terms and conditions applicable to Recipients outside the U.S. set forth in Appendix A to this Agreement and any country-specific terms and conditions for the Recipient’s country set forth in Appendix B to this Agreement. If the Recipient relocates outside the U.S., and/or to one of the countries included in the Appendix B, the special terms and conditions in Appendix A and Appendix B will apply to the Recipient, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendices A and B constitute part of this Agreement.
6.Imposition of Other Requirements. The Company reserves the right to impose other requirements upon the Recipient’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Recipient to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
7.Complete Agreement. This Agreement, including the Appendices, constitutes the entire agreement between the Recipient and the Company, both oral and written concerning the matters addressed herein, except with regard to the imposition of other requirements as described under Section 12.6 above, and all prior agreements or representations concerning the matters addressed herein, whether written or oral, express or implied, are terminated and of no further effect.
8.Committee Determinations. The Recipient agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee or other administrator of the Plan as to the provisions of the Plan or this Agreement or any questions arising thereunder.
9.Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to the Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.
10.Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.
11.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Recipient’s participation in the Plan, or the Recipient’s acquisition or sale of the underlying shares of Class B Common Stock. The Recipient is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
12.Applicable Law; Attorneys’ Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of, and agree that such litigation shall be conducted in, the courts of Washington County, Oregon or the United States District Court for the District of Oregon, where this Agreement is made and/or to be performed. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.
13.Waiver. The Recipient acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Recipient or any other Plan participant.

APPENDIX A
TO THE
STOCK INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT
SPECIAL TERMS AND CONDITIONS FOR NON-U.S. RECIPIENTS
This Appendix A includes additional terms and conditions that govern RSUs for Recipients residing outside of the United States. Capitalized terms not explicitly defined in this Appendix A but defined in the Agreement shall have the same definitions as in the Agreement.

1.	Nature of Grant. In accepting the RSUs, the Recipient understands, acknowledges and agrees that:
1.the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
2.the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
3.all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;
4.the RSUs grant and the Recipient’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company or the Employer and shall not interfere with the ability of the Company, the Employer or any parent or subsidiary corporation of the Company, as applicable, to terminate the Recipient’s employment or service relationship (if any);
5.the Recipient is voluntarily participating in the Plan;
6. the RSUs and the Shares subject to the RSUs, and the income and value of same, are not intended to replace any pension rights or compensation;
7.the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for any purpose, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
8.unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income and value of same, are not granted for, or in connection with, any service the Recipient may provide as a director of any parent or subsidiary of the Company;
9.the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
10.no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of the Recipient's employment or other service relationship (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Recipient is employed or the terms of the Recipient’s employment agreement, if any), and in consideration of the grant of the RSUs to which the Recipient is otherwise not entitled, the Recipient irrevocably agrees never to institute any claim against the Company, any parent or subsidiary corporation, including the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, any parent or subsidiary corporation and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Recipient shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
11.neither the Company, the Employer nor any parent or subsidiary corporation of the Company shall be liable for any foreign exchange rate fluctuation between the Recipient’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Recipient pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
2.Data Privacy. The Recipient hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Recipient’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company and any parent or subsidiary corporation for the exclusive purpose of implementing, administering and managing the Recipient’s participation in the Plan.
The Recipient understands that the Company and the Employer may hold certain personal information about the Recipient, including, but not limited to, the Recipient’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Recipient’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Recipient understands that Data will be transferred to E*Trade Corporate Financial Services, Inc., or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Recipient understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Recipient’s country. The Recipient understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Recipient authorizes the Company, E*Trade Corporate Financial Services, Inc. and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Recipient understands that Data will be held only as long as is necessary to implement, administer and manage the Recipient’s participation in the Plan. The Recipient understands he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Recipient understands that he or she is providing the consents herein on a purely voluntary basis. If the Recipient does not consent, or if the Recipient later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Recipient’s consent is that the Company would not be able to grant RSUs or other equity awards to the Recipient or administer or maintain such awards. Therefore, the Recipient understands that refusing or withdrawing his or her consent may affect the Recipient’s ability to participate in the Plan. For more information on the consequences of the Recipient’s refusal to consent or withdrawal of consent, the Recipient understands that he or she may contact his or her local human resources representative.

3.
Language. If the Recipient has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

4.Insider Trading Restrictions/Market Abuse Laws. The Recipient acknowledges that, depending on his or her country, the Recipient may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell the Shares or rights to the Shares under the Plan during such times as the Recipient is considered to have “inside information” regarding the Company (as defined by the laws in his or her country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Recipient acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Recipient is advised to speak to his or her personal advisor on this matter.
5.Foreign Asset/Account Reporting Requirements. The Recipient acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside the Recipient’s country. The Recipient may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Recipient also may be required to repatriate sale proceeds or other funds received as a result of the Recipient’s participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt. The Recipient acknowledges that it is his or her responsibility to be compliant with such regulations, and the Recipient is advised to consult his or her personal legal advisor for any details.
APPENDIX B
TO THE
STOCK INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT
COUNTRY-SPECIFIC TERMS FOR NON-U.S. RECIPIENTS
This Appendix B includes additional terms and conditions that govern RSUs for Recipients residing and/or working in the countries below. Capitalized terms not explicitly defined in this Appendix B but defined in the Agreement shall have the same definitions as in the Agreement.
This Appendix B also includes information regarding certain issues of which the Recipient should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 2015. Such laws are often complex and change frequently. In addition, the information contained herein is general in nature and may not apply to the Recipient’s particular situation, and the Company is not in a position to assure the Recipient of a particular result.
By accepting the RSUs, the Recipient agrees to comply with applicable laws associated with participation in the Plan. The Recipient further acknowledges that if he or she has any questions regarding his or her responsibilities in this regard, the Recipient will seek advice from his or her personal legal advisor, at his or her own cost, and further agrees that neither the Company, nor any parent or subsidiary corporation, including the Employer, will be liable for any fines or penalties resulting from Recipient’s failure to comply with applicable laws concerning the acquisition and disposition of Shares.
If the Recipient is a citizen or resident of a country other than the one in which the Recipient is currently working and/or residing, transfers employment after the RSUs are granted or is considered resident of another country for local law purposes, the information contained herein may not be applicable to the Recipient, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to the Recipient.

ARGENTINA
Securities Law Information. Shares of the Company are not publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.
Exchange Control Information. Provided proceeds from the sale of Shares acquired under the Plan, cash dividends paid or such Shares or Dividend Equivalent Payments are held in a U.S. bank or brokerage account for at least 10 days prior to transfer into Argentina, the Recipient should be able to freely transfer such proceeds into Argentina, although the Recipient should confirm this with his or her local bank. The Argentine bank handling the transaction may request certain documentation in connection with the request to transfer proceeds in Argentina, including evidence of the sale of Shares. If the bank determines that the 10-day rule or any other rule or regulation promulgated by the Argentina Central Bank has not been satisfied, it may require that 30% of the proceeds be placed in a non-interest bearing dollar deposit account for a holding period of 365 days.

Please note that exchange control regulations in Argentina are subject to frequent change. The Recipient is solely responsible for complying with any applicable exchange control rules and should consult with his or her personal legal advisor prior to receiving proceeds from the sale of Shares acquired upon vesting of the RSUs, cash dividends or Dividend Equivalent Payments.

Foreign Asset/Account Reporting Information. If the Recipient holds Shares (acquired upon vesting of the RSUs or otherwise) as of December 31, the Recipient is required to report certain information regarding the Shares on his or her annual tax return.

AUSTRALIA
Data Privacy. This provision supplements Section 2 of Appendix A:
The Company can be contacted at One Bowerman Drive, Beaverton OR, 97005, U.S.A. The Australian Employer can be contacted at NIKE Australia Pty. Ltd., 28 Victoria Crescent, PO Box 443, Abbotsford VIC 3067, Australia or Hurley Australia Pty. Ltd., 24 Cross Street, Brookvale NSW 2100, Australia, as applicable.
The Recipient’s Data will be held in accordance with the Company’s privacy policy, a copy of which can be obtained by contacting the Company or the Australian Employer at the address listed above. The Company’s privacy policy contains, among other things, details of how the Recipient can access and seek correction of Data held in connection with this Agreement.
The Recipient understands and agrees that Data may be transferred to recipients located outside of Australia, including the United States and any other country where the Company has operations.
Breach of Law. Notwithstanding anything else in the Plan or the Agreement, the Recipient will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits. Further, the Employer is under no obligation to seek or obtain the approval of its shareholders in a general meeting for the purpose of overcoming any such limitation or restriction.
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on behalf of the Recipient.

Securities Law Information. If the Recipient acquires Shares upon vesting of the RSUs and subsequently offers the Shares for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law, and the Recipient should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.
AUSTRIA
Consumer Protection Information. To the extent that the provisions of the Austrian Consumer Protection Act are applicable to the Agreement and the RSUs, the Recipient may be entitled to revoke his or her acceptance of the Agreement if the conditions listed below are met:

(i)	The revocation must be made within one week after the Recipient accepts the Agreement.

(ii)
The revocation must be in written form to be valid. It is sufficient if the Recipient returns the Agreement to the Company or the Company’s representative with language that can be understood as the Recipient’s refusal to conclude or honor the Agreement, provided the revocation is sent within the period set forth above.

Exchange Control Information. If the Recipient holds Shares obtained through the Plan outside of Austria, the Employee must submit a report to the Austrian National Bank. An exemption applies if the value of the Shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. If quarterly reporting is required, the reports must be filed by the fifteenth day of the month following the last day of the respective quarter. The annual reporting date is as of December 31 and the deadline for filing the annual report is January 31 of the following year.
When Shares are sold or cash dividends or Dividend Equivalent Payments also received, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all the Recipient’s accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.
BELGIUM
Foreign Asset/Account Reporting Information. Belgium residents are required to report any bank or brokerage accounts opened and maintained outside Belgium on their annual tax returns. In a separate report, Belgium residents are also required to provide the National Bank of Belgium with the account details of any such foreign accounts (including the account number, bank name and country in which any such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under Kredietcentrales / Centrales des crédits caption. The Recipient should consult his or her personal advisor to ensure compliance with applicable reporting obligations.
BRAZIL
Compliance with Law. By accepting the RSUs, the Recipient acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting of the RSUs, the receipt of any dividends or any Dividend Equivalent Payments, and the sale of Shares issued upon vesting of the RSUs.
Exchange Control Information. Brazilian residents are required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Shares issued upon vesting of the RSUs.
Tax on Financial Transaction (IOF). Repatriation of funds (e.g., sale proceeds) into Brazil and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. It is the Recipient's responsibility to comply with any applicable Tax on Financial Transactions arising from his or her participation in the Plan. The Recipient should consult with his or her personal tax advisor for additional details.
CANADA
Settlement of RSUs. RSUs will be settled in Shares only, not cash.
Termination of Employment or Service. This provision replaces the third sentence in Section 2.1 of the Agreement.
In the event of involuntary termination of the Recipient’s employment or service (whether or not in breach of local labor laws), the Recipient’s right to receive and vest in the RSUs, if any, will terminate effective as of the date that is the earlier of: (1) the date the Recipient’s employment or service relationship is terminated, (2) the date the Recipient receives notice of termination of employment or service, or (3) the date the Recipient is no longer actively employed by or in the service regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law and/or common law); the Committee shall have the exclusive discretion to determine when the Recipient is no longer actively employed or in service for purposes of the RSU grant (including whether the Recipient may still be considered to be providing services while on a leave of absence).
Securities Law Information. The Recipient will not be permitted to sell or otherwise dispose of the Shares acquired under the Plan within Canada. The Recipient will be permitted to sell or dispose of any Shares only if such sale or disposal takes place outside of Canada through the facilities of the stock exchange on which the Shares are traded.
Foreign Asset/Account Reporting Information. If the total value of the Recipient’s foreign property exceeds C$100,000 at any time during the year, the Recipient must report all of his or her foreign property on Form T1135 (Foreign Income Verification Statement) by April 30 of the following year. Foreign property includes Shares acquired under the Plan and may include the RSUs. The RSUs must be reported--generally at a nil cost--if the $100,000 cost threshold is exceeded because of other foreign property the Recipient holds. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would normally equal the fair market value of the Shares at vesting, but if the Recipient owns other shares, this ACB may have to be averaged with the ACB of the other shares. The Recipient should speak with a personal tax advisor to determine the scope of foreign property that must be considered for purposes of this requirement.
The following provisions will apply if the Recipient is a resident of Quebec:
French Language Provision. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy. This provision supplements Section 2 of Appendix A:
The Recipient hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Recipient further authorizes the Company, any parent or subsidiary corporation and the Committee to disclose and discuss the RSUs with their advisors. The Recipient further authorizes the Company and any parent or subsidiary corporation to record such information and to keep such information in the Recipient’s employee file.
CHILE
Securities Law Notice. The offer of the RSUs constitutes a private offering in Chile effective as of the Grant Date. The offer of the RSUs is made subject to general ruling n° 336 of the Chilean Superintendence of Securities and Insurance (“SVS”).  The offer refers to securities not registered at the securities registry or at the foreign securities registry of the SVS, and, therefore, such securities are not subject to oversight of the SVS.  Given that the RSUs are not registered in Chile, the Company is not required to provide information about the RSUs or the Shares in Chile. Unless the RSUs and/or the Shares are registered with the SVS, a public offering of such securities cannot be made in Chile.

Ley de valoes. La oferta de las Unidades de Acciones Restringidas se considera una oferta privada in Chile efectiva a partir de la Fecha de la Concesión.  La oferta de las Unidades de Acciones Restringidas se hace sujeta a la regla general no. 336 de la Superintendencia de Valores y Seguros Chilena (“SVS”).  La oferta se refiere a valores no inscritos en el registro de valores o en el registro de valores extranjeros de la SVS y, por lo tanto, tales valores no están sujetos a la fiscalización de ésta.  Dado que las las Unidades de Acciones Restringidas no están registradas en Chile, no se requiere que la Compañía provea información sobre las Unidades de Acciones Restringidas o Acciones Bursátiles en Chile.  Salvo que las Unidades de Acciones Restringidas y/o acciones estén registradas con la SVS, no puede hacerse una oferta pública de tales valores en Chile.
Exchange Control Information. The Recipient is not required to repatriate funds obtained from the sale of Shares or the receipt of any dividends or Dividend Equivalent Payments. However, if the Recipient decides to repatriate such funds, the Recipient must do so through the Formal Exchange Market if the amount of the funds exceeds US$10,000. In such case, the Recipient must report the payment to a commercial bank or registered foreign exchange office receiving the funds.
If the Recipient’s aggregate investments held outside of Chile meets or exceeds US$5,000,000 (including the Shares or cash proceeds obtained under the Plan), the Recipient must report the investments quarterly to the Central Bank. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report.
Please note that exchange control regulations in Chile are subject to change. The Recipient should consult with his or her personal legal advisor regarding any exchange control obligations that the Recipient may have prior to vesting in the RSUs or receiving proceeds from the sale of acquired upon vesting of the RSUs, cash dividends or Dividend Equivalent Payments.
Annual Tax Reporting Obligation. The Chilean Internal Revenue Service (“CIRS”) requires all taxpayers to provide information annually regarding: (i) the taxes paid abroad which they will use as a credit against Chilean income taxes, and (ii) the results of foreign investments. These annual reporting obligations must be complied with by submitting a sworn statement setting forth this information before March 15 of each year. The forms to be used to submit the sworn statement are Tax Form 1853 “Annual Sworn Statement

Regarding Credits for Taxes Paid Abroad” and Tax Form 1851 “Annual Sworn Statement Regarding Investments Held Abroad.” If the Recipient is not a Chilean citizen and has been a resident in Chile for less than three years, the Recipient is exempt from the requirement to file Tax Form 1853. These statements must be submitted electronically through the CIRS website: www.sii.cl.
CHINA
The following provisions supplement Sections 2 and 3 of the Agreement and apply to PRC nationals and any other individuals who are subject to exchange control requirements in China, as determined by the Company in its sole discretion.
Settlement of Restricted Stock Units and Sale of Shares. The Recipient agrees to maintain any Shares the Recipient obtains upon vesting in an account with the designated Plan broker prior to sale. Further, if deemed necessary or advisable by the Company, the Recipient agrees to immediately sell all Shares issued upon vesting of the RSUs or within such period upon termination of the Recipient’s status as a service provider as determined by the Company. The Recipient agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on the Recipient’s behalf pursuant to this authorization) and the Recipient expressly authorizes the Company’s designated broker to complete the sale of such Shares. The Recipient agrees to sign any forms and/or consents required by the Company’s broker to effectuate the sale of Shares. The Recipient acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price.
Upon the sale of the Shares, the Company agrees to pay the Recipient the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. The Recipient acknowledges that the Recipient is not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of the Agreement.
Exchange Control Requirements. The Recipient understands and agrees that, pursuant to local exchange control requirements, the Recipient will be required to immediately repatriate the sale proceeds, and cash dividends paid on such shares and any Dividend Equivalent Payments to China. The Recipient further understands that, under local law, such repatriation of his or her proceeds may need to be effectuated through a special exchange control account established by the Company, any parent or subsidiary corporation, or the Employer, and the Recipient hereby consents and agrees that any proceeds may be transferred to such special account prior to being delivered to the Recipient.
Proceeds may be paid to the Recipient in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to the Recipient in U.S. dollars, the Recipient will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to the Recipient in local currency, the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. The Recipient further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
Exchange Control Information. Chinese residents may be required to report to the State Administration of Foreign Exchange all details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-Chinese residents.

CROATIA
Exchange Control Information. The Recipient must report any foreign investments (including Shares acquired under the Plan) to the Croatian National Bank for statistical purposes and obtain prior approval of the Croatian National Bank for bank accounts opened abroad. However, because exchange control regulations may change without notice, the Recipient should consult with his or her legal advisor to ensure compliance with current regulations. It is the Recipient’s responsibility to comply with Croatian exchange control laws.
CYPRUS
There are no country-specific provisions.
CZECH REPUBLIC
Exchange Control Information. Upon request of the Czech National Bank, the Recipient may need to file a notification within 15 days of the end of the calendar quarter in which he or she acquires Shares upon vesting of the RSUs. However, because exchange control regulations change frequently and without notice, the Recipient should consult with his or her personal legal advisor prior to the vesting of the RSUs and the sale of Common Stock to ensure compliance with current regulations. It is the Recipient’s responsibility to comply with any applicable Czech exchange control laws.
DENMARK
Stock Option Act. By accepting the grant of RSUs, the Recipient acknowledges that he or she has received an Employer Statement in Danish, which is being provided to comply with the Danish Stock Option Act.
Securities/Tax Reporting Information. The Recipient may hold Shares acquired upon vesting of the RSUs in a safety-deposit account (e.g., a brokerage account) either with a Danish bank or with an approved foreign broker or bank. If the Shares are held with a foreign broker or bank, the Recipient is required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, he or she must file a Declaration V (Erklaering V) with the Danish Tax Administration. The Declaration V must be signed by the Recipient and may be signed by the broker or bank, as applicable, where the account is held. In the event that the applicable broker or bank does not also sign the Declaration V, the Recipient acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account and any Shares acquired at vesting held in such account to the Danish Tax Administration as part of his or her annual income tax return. By signing the Declaration V, the Recipient authorizes the Danish Tax Administration to examine the account. By signing the Declaration V, the Recipient authorizes the Danish Tax Administration to examine the account.
In addition, when the Recipient opens a deposit account or a brokerage account for the purpose of holding cash outside of Denmark, the bank or brokerage account, as applicable , will be treated as a deposit account because cash can be held in the account. Therefore, the Recipient must also file a Declaration K (Erklaering K) with the Danish Tax Administration. Both the Recipient and the applicable financial institution (the bank or broker, as applicable) must sign the Declaration K. By signing the Declaration K, the bank or broker, as applicable, undertakes an obligation, without further request each year, not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the deposit account. The Danish Tax Administration may grant an exemption for the broker or bank’s requirement to sign Declaration K if the foreign broker or bank does not wish to or, pursuant to the laws of the relevant country, is not allowed to assume such obligation to report, the Recipient acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account to the Danish Tax Administration as part of the Recipient annual income tax return. By signing the Declaration K, the Recipient at the same time authorizes the Danish Tax Administration to examine the account.
Foreign Asset/Account Reporting Information. If the Recipient establishes an account holding Shares or cash outside of Denmark, the Recipient must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank. (Please note that these obligations are separate from and in addition to the obligations described above.)
FINLAND
There are no country-specific provisions.
FRANCE
Language Consent. By accepting the RSUs, the Recipient confirms having read and understood the documents relating to this grant (the Plan, the French Plan (defined below), the Agreement and this Appendix) which were provided in English language. The Recipient accepts the terms of those documents accordingly.
En acceptant l’attribution, le Bénéficiaire confirme ainsi avoir reçu lu et compris les documents relatifs à cette attribution (le Plan le Plan Français (défini ci-dessous) et l’Accord et cette Annexe) qui ont été communiqués en langue anglaise. Le Bénéficiaire accepte les termes en connaissance de cause.
Tax Information. The RSUs are not intended to be French tax-qualified awards.
Foreign Asset/Account Reporting Information. French residents are required to report all foreign accounts (whether open, current or closed) to the French tax authorities when filing their annual tax returns. The Recipient should consult his or her personal advisor to ensure compliance with applicable reporting obligations.
GERMANY
Exchange Control Information. If the Recipient receives cross-border payments in excess of €12,500 in connection with the sale of securities (including Shares acquired under the Plan) or the receipt of any dividends or Dividend Equivalent Payments, such payment must be reported monthly to the Deutsche Bundesbank (the German Central Bank). The Recipient is responsible for the reporting obligation and should file the report electronically by the fifth day of the month following the month in which the payment is made. A copy of the form can be accessed via the Deutsche Bundesbank’s website at www.bundesbank.de and is available in both German and English.

GREECE
There are no country-specific provisions.
HONG KONG
Settlement of RSUs. RSUs will be settled in Shares only, not cash.
Securities Law Information: Warning: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. The Recipient is advised to exercise caution in relation to the offer. If the Recipient is in any doubt about any of the contents of this document, he or she should obtain independent professional advice. The RSUs and Shares acquired upon vesting of the RSUs do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company, or any parent or subsidiary corporation. The Plan, the Agreement, and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The RSUs is intended only for the personal use of each eligible employee of the Employer, the Company or any parent or subsidiary corporation and may not be distributed to any other person.
Sale Restriction. Shares received at vesting are accepted as a personal investment. Notwithstanding anything contrary in the Agreement or the Plan, in the event the RSUs vest and Shares are issued to the Recipient or his or her heirs and representatives within six months of the Grant Date, the Recipient agrees that the Recipient or his or her heirs and representatives will not offer to the public or otherwise dispose of any Shares acquired prior to the six-month anniversary of the Grant Date.
Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.
HUNGARY
There are no country-specific provisions.
INDIA
Repatriation of Proceeds of Sale. The Recipient agrees to repatriate to India all proceeds received from the sale of Shares within 90 days of receipt and any dividends or Dividend Equivalent Payments within 180 days of receipt. The Recipient must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Company requests proof of repatriation. It is the Recipient’s responsibility to comply with applicable exchange control laws in India.
Foreign Asset/Account Reporting Information. The Recipient is required to declare any foreign bank accounts and any foreign financial assets (including Shares held outside India) in the Recipient’s annual tax return. The Recipient is responsible for complying with this reporting obligation and is advised to confer with his or her personal tax advisor in this regard.
INDONESIA
Exchange Control Information. Indonesian residents must provide the Indonesian central bank, Bank Indonesia, with information on foreign exchange activities on an online monthly report no later than the fifteenth day of the following month.
In addition, if the Recipient remits proceeds from the sale of Shares or dividends or Dividend Equivalent Payments into Indonesia, the Indonesian Bank through which the transaction is made will submit a report on the transaction to the Bank of Indonesia for statistical reporting purposes. Although the bank through which the transaction is made is required to make the report, the Recipient must complete a “Transfer Report Form.”
IRELAND
Director Notification Obligation. Directors, shadow directors and secretaries of the Company’s Irish parent or subsidiary corporation whose interest in the Company represents more than 1% of the Company’s voting share capital are subject to certain notification requirements under the Irish Companies Act. Directors, shadow directors and secretaries must notify the Irish parent or subsidiary corporation in writing of their interest in the Company (e.g., RSUs, Shares, etc.) and the number and class of shares or rights to which the interest relates within five days of the acquisition or disposal of Shares or within five days of becoming aware of the event giving rise to the notification. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).
ISRAEL
Settlement of RSUs and Sale of Shares. The following provisions supplement Sections 2 and 3 of the Agreement:
The Recipient agrees to maintain any Shares the Recipient obtains upon vesting in an account with the designated broker prior to sale. Further, the Recipient agrees to immediately sell all Shares issued upon vesting of the RSUs. The Recipient agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on the Recipient’s behalf pursuant to this authorization) and the Recipient expressly authorizes the Company’s designated broker to complete the sale of such Shares. The Recipient agrees to sign any forms and/or consents required by the Company’s designated broker to effectuate the sale of Shares. The Recipient acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Furthermore, the Recipient acknowledges that the sale of Shares will be made as soon as administratively possible after vesting, but the Company is not committing to sell the Shares at any particular time after vesting.
Upon the sale of the Shares, the Company agrees to pay the Recipient the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. The Recipient acknowledges that the Recipient is not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of Agreement.
Securities Law Information. This offer of the RSUs does not constitute a public offering under the Securities Law, 1968.
ITALY
Data Privacy Notice. This provision replaces Section 2 of Appendix A:
The Recipient understands that the Company and the Employer as a data processor of the Company may hold certain personal information about the Recipient, including, but not limited to, the Recipient’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares of stock or directorships held in the Company or any parent or subsidiary corporation, details of all RSUs or any other entitlement to Shares of stock awarded, canceled, vesting, vested, unvested or outstanding in the Recipient’s favor, and that the Company and the Employer will process said data and other data lawfully received from third parties (collectively, “Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and legislation.
The Recipient also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that the Recipient’s denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Recipient’s ability to participate in the Plan. The Recipient understands that Personal

Data will not be publicized, but it may be accessible by the Employer as a data processor of the Company and within the Employer’s organization by its internal and external personnel in charge of processing. Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. The Recipient understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws. The Recipient further understands that the Company and any parent or subsidiary corporation will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Recipient’s participation in the Plan, and that the Company and any parent or subsidiary corporation may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to a broker or other third party with whom the Recipient may elect to deposit any Shares acquired under the Plan or any proceeds from the sale of such Shares. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing the Recipient’s participation in the Plan. The Recipient understands that these recipients may be acting as controllers, processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, including countries that do not provide an adequate level of data protection as intended under Italian privacy law.
Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
The Recipient understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require the Recipient’s consent thereto as the processing is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. The Recipient understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, he or she has the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exists or not, access, verify its content, origin and accuracy, delete, update, integrate, correct, block or stop, for legitimate reason, the Personal Data processing. To vesting privacy rights the Recipient should address the Data Controller as defined in the employee privacy policy. Furthermore, the Recipient is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting the Recipient’s human resources department.
Plan Document Acknowledgment. By accepting the RSUs, the Recipient acknowledges that he or she has received a copy of the Plan, the Agreement (including this Appendix) and has reviewed the Plan and the Agreement in their entirety and fully accepts all provisions thereof. The Recipient further acknowledges that he or she has read and specifically and expressly approves (a) the following provisions of the Agreement: Section 2: Vesting; Section 3: Delivery; Section 6: Responsibility for Taxes; Section 11: Clawback Policy; Section 12: Miscellaneous; and (b) the following provisions of this Appendix: (i) Section 1: Nature of Grant; (ii) Section 3: Language; and (iii) all provisions for Italy in this Appendix.

Foreign Asset/Account Reporting Information. If the Recipient holds investments abroad or foreign financial assets (e.g., cash, Shares, RSUs) that may generate income taxable in Italy, the Recipient is required to report them on his or her annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to the Recipient if the Recipient is the beneficial owner of the investments, even if the Recipient does not directly hold investments abroad or foreign assets.
Foreign Asset Tax Information. The value of the financial assets held outside of Italy by Italian residents is subject to a foreign asset tax. Such tax is currently levied at an annual rate of 2 per thousand (0.2%). The taxable amount will be the fair market value of the financial assets (e.g., Shares) assessed at the end of the calendar year.
JAPAN
Foreign Asset/Account Reporting Information. The Recipient is required to report details of any assets (including any Shares acquired under the Plan) held outside of Japan as of December 31 each year, to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 of the following year. The Recipient is advised to consult with his or her personal tax advisor as to whether the reporting obligation applies and whether the Recipient will be required to report details of any RSUs or Shares he or she holds.
KOREA
Exchange Control Information. If the Recipient realizes US$500,000 or more from the sale of Shares or the receipt of dividends or Dividend Equivalent Payments in a single transaction, he or she must repatriate the proceeds to Korea within eighteen (18) months of the sale/receipt.
Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) in the foreign countries that have not entered into “inter-governmental agreement for automatic exchange of tax information” with Korea to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency) on any month-end during the calendar year. The Recipient should consult with his or her personal tax advisor to determine any personal reporting obligations.
MALAYSIA
Data Privacy. This provision replaces Section 2 of Appendix A:

The Recipient hereby explicitly, voluntarily and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other Plan participation materials by and among, as applicable, the Employer, the Company and any parent or affiliate corporation or any third parties authorized by same in assisting in the implementation, administration and management of the Recipient’s participation in the Plan.
The Recipient may have previously provided the Company and the Employer with, and the Company and the Employer may hold, certain personal information about the Recipient, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and conditions of the Recipient’s participation in the Plan, details of all RSUs or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in the Recipient’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
The Recipient also authorizes any transfer of Data, as may be required, to E*Trade Corporate Financial Services, Inc., or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any Shares acquired upon vesting and settlement of the RSUs are deposited. The Recipient acknowledges that these recipients may be located in his or her country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to the Recipient’s country, which may not give the same level of protection to Data. The Recipient understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. The Recipient authorizes the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Recipient’s participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Recipient’s participation in the Plan. The Recipient understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Recipient understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing his or her local human resources representative, whose contact details are Mari McBurney, 30 Pasir Panjang Rd #10-31/32, 117440, Singapore; +65 6216 7812; mari.mcburney@nike.com. Further, the Recipient understands that he or she is providing the consents herein on a purely voluntary basis. If the Recipient does not consent, or if the Recipient later seeks to revoke the consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the consent is that the Company would not be able to grant future RSUs or other equity awards to the Recipient or administer or maintain such awards. Therefore, the Recipient understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, the Recipient understands that he or she may contact his or her local human resources representative.

Penerima Anugerah dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang dinyatakan dalam Perjanjian Penganugerahan ini dan apa-apa bahan penyertaan Pelan oleh dan di antara, sebagaimana yang berkenaan, Majikan, Syarikat dan Syarikat Sekutu atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan Penerima Anugerah dalam Pelan tersebut.
Sebelum ini, Penerima Anugerah mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang Penerima Anugerah, termasuk, tetapi tidak terhad kepada, namanya, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan Penerima Anugerah dalam Pelan tersebut, butir-butir semua Unit Saham Terbatas atau apa-apa hak lain untuk syer dalam saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun bagi faedah Penerima Anugerah (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.
Penerima Anugerah juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada Fidelity Stock Plan Services, LLC atau pembekal perkhidmatan pelan saham yang lain sebagaimana yang dipilih oleh Syarikat dari semasa ke semasa, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan tersebut dan/atau dengan sesiapa yang mendepositkan syer-syer Saham yang diperolehi melalui pemberian hak dan penyelesaian Unit-unit Saham Terbatas. Penerima Anugerah mengakui bahawa penerima-penerima ini mungkin berada di negara Penerima Anugerah atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Penerima Anugerah, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Penerima Anugerah faham bahawa dia boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatannya. Penerima Anugerah memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan Penerima Anugerah dalam Pelan tersebut untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaannyadalam Pelan tersebut. Penerima Anugerah faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Penerima Anugerah faham bahawa dia boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatannya , di mana butir-butir hubungannya adalah Mari McBurney, 30 Pasir Panjang Rd #10-31/32, 117440, Singapore; +65 6216 7812; mari.mcburney@nike.com. Selanjutnya, Penerima Anugerah memahami bahawa dia memberikan persetujuan di sini secara sukarela. Jika Penerima Anugerah tidak bersetuju, atau jika Penerima Anugerah kemudian membatalkan persetujuannya , status pekerjaan atau perkhidmatan dan kerjayanya dengan Majikan tidak akan terjejas; satunya akibat buruk jika dia tidak bersetuju atau menarik balik persetujuannya adalah bahawa Syarikat tidak akan dapat memberikanUnit-unit Saham Terbatas pada masa depan atau anugerah ekuiti lain kepada Penerima Anugerah atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, Penerima Anugerah faham bahawa keengganan atau penarikan balik persetujuannya boleh menjejaskan keupayaannya untuk mengambil bahagian dalam Pelan tersebut. Untuk maklumat lanjut mengenai akibat keengganannya untuk memberikan keizinan atau penarikan balik keizinan, Penerima Anugerah fahami bahawa dia boleh menghubungi wakil sumber manusia tempatannya .

Director Notification Obligation. If the Recipient is a director of the Company’s Malaysian parent or subsidiary corporation, he or she is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian parent or subsidiary corporation in writing when the Recipient receives or disposes of an interest (e.g., RSUs, Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.
MEXICO
No Entitlement or Claims for Compensation. The following provision supplements Section 1 of Appendix A:
By accepting the RSUs, the Recipient understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.
Policy Statement. The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with registered offices at One Bowerman Drive, Beaverton OR, 97005, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and, in the Recipient’s case, the acquisition of Shares does not, in any way, establish an employment relationship between the Recipient and the Company since the Recipient is participating in the Plan on a wholly commercial basis, nor does it establish any rights between the Recipient and the Employer.
Plan Document Acknowledgment. By accepting the RSUs, the Recipient acknowledges that he or she has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.
In addition, by accepting the RSUs, the Recipient further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in Section 1 of Appendix A, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any parent or subsidiary corporation are not responsible for any decrease in the value of the Shares underlying the RSUs.
Finally, the Recipient hereby declares that he or she does do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Employer and the Company and any parent or subsidiary corporation with respect to any claim that may arise under the Plan.
Spanish Translation
Reconocimiento de la Ley Laboral. Estas disposiciones complementan el apartado 1 en el Apéndice A :
Por medio de la aceptación de las Unidades de Acciones Restringidas, quien tiene las Unidades de Acciones Restringidas manifiesta que entiende y acuerda que cualquier modificación del Plan o su terminación no constituye un cambio o desmejora en los términos y condiciones de empleo.

Declaración de Política. La invitación por parte de la Compañía bajo el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin ninguna responsabilidad.
La Compañía, con oficinas registradas ubicadas en One Bowerman Drive, Beaverton OR, 97005, EE.UU., es la única responsable por la administración del Plan y de la participación en el mismo y, en el caso del que tiene las Unidades de Acciones Restringidas, la adquisición de acciones no establece de forma alguna, una relación de trabajo entre el que tiene las Unidades de Acciones Restringidas y la Compañía, ya que la participación en el Plan por parte del que tiene la opción es completamente comercial, así como tampoco establece ningún derecho entre el que tiene las Unidades de Acciones Restringidas y el patrón.
Reconocimiento del Plan de Documentos. Por medio de la aceptación de las Unidades de Acciones Restringidas, el que tiene las Unidades de Acciones Restringidas reconoce que ha recibido copias del Plan, que el mismo ha sido revisado al igual que la totalidad del Acuerdo y, que ha entendido y aceptado las disposiciones contenidas en el Plan y en el Acuerdo.
Adicionalmente, por medio de la aceptación de las Unidades de Acciones Restringidas, el que tiene la opción reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en el apartado 1 Condiciones adicionales para todos los no-EE.UU. Recipients en el Apéndice A, sección en la cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como su sociedad controlante, subsidiaria or filiales no son responsables por cualquier detrimento en el valor de las acciones en relación con las Unidades de Acciones Restringidas.
Finalmente, por medio de la presente quien tiene las Unidades de Acciones Restringidas declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de la participación en el Plan y en consecuencia, otorga el más amplio finiquito a su patrón, así como a la Compañía, a su sociedad controlante, subsidiaria or filiales con respecto a cualquier demanda que pudiera originarse en virtud del Plan.
NETHERLANDS
Labor Law Acknowledgment. By accepting the RSUs, the Recipient acknowledges that: (i) the RSUs are intended as an incentive for the Recipient to remain employed with the Employer and is not intended as remuneration for labor performed; and (ii) the RSUs is not intended to replace any pension rights or compensation.
NEW ZEALAND
There are no country-specific provisions.
NORWAY
There are no country-specific provisions.
PHILIPPINES
Securities Law Information. The Recipient acknowledges that he or she is permitted to sell Shares acquired under the Plan through the designated Plan broker appointed by the Company (or such other broker to whom the Recipient may transfer the Shares), provided that such sale takes place outside of the Philippines through the facilities of New York Stock Exchange on which the Shares are listed.
POLAND
Exchange Control Information. If the Recipient holds foreign securities (including Shares) and maintains accounts abroad, the Recipient may be required to file certain reports with the National Bank of Poland. Specifically, if the value of securities and cash held in such foreign accounts exceeds PLN 7 million, the Recipient must file reports on the transactions and balances of the accounts on a quarterly basis. Further, any fund transfers into or out of Poland in excess of €15,000 must be effected through a bank in Poland. Polish residents are required to store all documents related to foreign exchange transactions for a period of five years.
PORTUGAL
Exchange Control Information. If the Recipient holds Shares upon vesting of the RSUs, the acquisition of Shares should be reported to the Banco de Portugal for statistical purposes. If the Shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on the Recipient’s behalf. If the Shares are not deposited with a commercial bank or financial intermediary in Portugal, the Recipient is responsible for submitting the report to the Banco de Portugal.
Language Consent. The Recipient hereby expressly declares that he or she has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.
O Contratado, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo de Atribuição (Agreement em inglês).
RUSSIA

U.S. Transaction and Sale Restrictions. Any shares issued upon vesting of the RSUs shall be delivered to the Recipient through a brokerage account in the U.S. The Recipient may hold the Shares in his or her brokerage account in the U.S.; however, in no event will the Shares issued to the Recipient and/or share certificates or other instruments be delivered to the Recipient in Russia. The Recipient is not permitted to make any public advertising or announcements regarding the RSUs or Shares in Russia, or promote these Shares to other Russian legal entities or individuals, and the Recipient is not permitted to sell or otherwise dispose of the Shares directly to other Russian legal entities or individuals. The Recipient is permitted to sell Shares only on the New York Stock Exchange and only through a U.S. broker.

Securities Law Information. The Appendices, the Agreement, the Plan and all other materials that the Recipient may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.
Exchange Control Information. Under current exchange control regulations, within a reasonably short time after sale of the Shares acquired upon vesting of the RSUs or the receipt of dividends or Dividend Equivalent Payments, the Recipient must repatriate the proceeds to Russia. Such proceeds must be initially credited to the Recipient through a foreign currency account at an authorized bank in Russia. After the proceeds are initially received in Russia, they may be further remitted to foreign banks in accordance with

Russian exchange control laws. The Recipient is strongly encouraged to contact his or her personal advisor to confirm the applicable Russian exchange control rules because significant penalties may apply in the case of non-compliance and because exchange control requirements may change.
Labor Law Information. If the Recipient continues to hold Shares acquired at settlement of the RSUs after an involuntary termination as a service provider, the Recipient will not be eligible to receive unemployment benefits in Russia.
Anti-Corruption Legislation Information. Individuals holding public office in Russia, as well as their spouses and dependent children, may be prohibited from opening or maintaining a foreign brokerage or bank account and holding any securities, whether acquired directly or indirectly, in a foreign company (including Shares acquired under the Plan). The Recipient is strongly advised to consult with his or her personal legal advisor to determine whether the restriction applies to the Recipient.
SINGAPORE
Securities Law Information. The RSUs were granted to the Recipient pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Recipient should note that his or her RSUs are subject to section 257 of the SFA and the Recipient will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the RSUs unless such sale or offer in Singapore is made (i) after six months from the Grant Date or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Chief Executive Officer and Director Notification Obligation. If the Recipient is a chief executive officer, director, associate director or shadow director of a Singapore parent or subsidiary corporation of the Company, the Recipient is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean parent or subsidiary corporation in writing when the Recipient receives an interest (e.g., RSUs, Shares) in the Company or any related companies. In addition, the Recipient must notify the Singapore parent or subsidiary corporation when the Recipient sells Shares of the Company or any related company (including when the Recipient sells Shares acquired under the Plan). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Recipient’s interests in the Company or any related company within two business days of becoming a chief executive officer or director.
SLOVAKIA

There are no country-specific provisions.
SLOVENIA
Foreign Asset/Account Reporting Information. Slovenian residents may be required to report the opening of bank and/or brokerage accounts to tax authorities within 15 days of opening such account. The Recipient should consult with his or her personal tax advisor to determine whether this requirement will be applicable to any accounts opened in connection with the Recipient’s participation in the Plan (e.g., the Recipient’s brokerage account with the Company’s designated broker).
SOUTH AFRICA
Responsibility for Taxes. The following provision supplements Section 6 of the Agreement:
By accepting the RSUs, the Recipient agrees that, immediately upon vesting of the RSUs, he or she will notify the Employer of the amount of any gain realized. If the Recipient fails to advise the Employer of the gain realized upon vesting, he or she may be liable for a fine. The Recipient will be solely responsible for paying any difference between the actual tax liability and the amount withheld.
Exchange Control Information. The Recipient should consult his or her personal advisor to ensure compliance with applicable exchange control regulations in South Africa, as such regulations are subject to frequent change. The Recipient is responsible for ensuring compliance with all exchange control laws in South Africa.
SPAIN
Labor Law Acknowledgment. In accepting the RSUs, the Recipient consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan.
The Recipient understands that the Company has unilaterally, gratuitously and discretionally decided to grant stock RSUs under the Plan to individuals who may be employees of the Company or a parent or subsidiary corporation throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company, the Employer, or any parent or subsidiary corporation. Consequently, the Recipient understands that the RSUs are granted on the assumption and condition that the RSUs and any Shares acquired upon vesting of the RSUs are not part of any employment contract (either with the Company, the Employer, or any parent or subsidiary corporation) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, the Recipient understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the RSUs and the underlying Shares is unknown and unpredictable. In addition, the Recipient understands that the RSUs would not be granted to the Recipient but for the assumptions and conditions referred to herein; thus, the Recipient acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the RSUs shall be null and void.
The RSUs are a conditional right to Shares and can be forfeited in the case of, or affected by, the Recipient’s termination of service or employment. This will be the case, for example, even if (1) the Recipient is considered to be unfairly dismissed without good cause; (2) the Recipient is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Recipient terminates employment or service due to a change of work location, duties or any other employment or contractual condition; (4) the Recipient terminates employment or service due to unilateral breach of contract of the Company, the Employer, or any parent or subsidiary corporation; or (5) the Recipient’s employment or service terminates for any other reason whatsoever, except for reasons specified in the Agreement. Consequently, upon termination of the Recipient’s employment or service for any of the reasons set forth above, the Recipient may automatically lose any rights to the unvested RSUs granted to him or her as of the date of the Recipient’s termination of employment, as described in the Plan and the Agreement.
Exchange Control Information. The Recipient must declare the acquisition of Shares to the Dirección General de Comercial e Inversiones (the “DGCI”) of the Ministerio de Economia for statistical purposes. The Recipient must also declare ownership of any Shares by filing a D-6 form with the DGCI each January while the Shares are owned. In addition, if the Recipient wishes to import the ownership title of any Shares (i.e., share certificates) into Spain, he or she must declare the importation of such securities to the DGCI.
When receiving foreign currency payments derived from the ownership of Shares (i.e., cash dividends, Dividend Equivalent Payment or sale proceeds) in excess of €50,000, the Recipient must inform the financial institution receiving the payment of the basis upon which such payment is made. The Recipient will need to provide the financial institution with the following information: (i) the Recipient’s name, address and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) additional information that may be required.
Securities Law Information. The grant of RSUs and the Shares issued pursuant to the vesting of the RSUs are considered a private placement outside of the scope of Spanish laws on public offerings and issuances of securities.
Foreign Asset/Account Reporting Information. The Recipient is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.
Further, to the extent that the Recipient holds Shares and/or has bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31, the Recipient will be required to report information on such assets on his or her tax return (tax form 720) for such year. After such Shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported Shares or accounts increases by more than €20,000.
SRI LANKA
Settlement of RSUs and Sale of Shares. The following provisions supplement Sections 2 and 3 of the Agreement:
The Recipient agrees to maintain any Shares the Recipient obtains upon vesting in an account with the designated broker prior to sale. Further, the Recipient agrees to immediately sell all Shares issued upon vesting of the RSUs. The Recipient agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on the Recipient’s behalf pursuant to this authorization) and the Recipient expressly authorizes the Company’s designated broker to complete the sale of such Shares. The Recipient agrees to sign any forms and/or consents required by the Company’s designated broker to effectuate the sale of Shares in case of termination of the Recipient’s status as a service provider. The Recipient acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Furthermore, the Recipient acknowledges that the sale of Shares will be made as soon as administratively possible after vesting, but the Company is not committing to sell the Shares at any particular time after vesting.
Upon the sale of the Shares, the Company agrees to pay the Recipient the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items.
Exchange Control Information. Upon the sale of Shares, the Recipient is required to repatriate any proceeds received from such sale back to Sri Lanka. The Recipient may be required to obtain exchange control approval in Sri Lanka in order to hold sales proceeds in an account outside of Sri Lanka. The Recipient is advised to consult with his or her personal legal advisor to determine his or her responsibilities under Sri Lankan exchange control laws.
SWEDEN
There are no country-specific provisions.
SWITZERLAND
Securities Law Information. The grant of the RSUs is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.
TAIWAN
Data Privacy. The following provisions supplement Section 2 of Appendix A:
The Recipient hereby acknowledges that he or she has read and understood the terms regarding collection, processing and transfer of Data contained in this Appendix and by participating in the Plan, the Recipient agree to such terms. In this regard, upon request of the Company or the Employer, the Recipient agrees to provide an executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Recipient’s country, either now or in the future. The Recipient understands he or she will not be able to participate in the Plan if the Recipient fails to execute any such consent or agreement.
Securities Law Information. The RSUs and the underlying Shares are available only for certain employees of the Company, the Employer and other parent or subsidiary corporations. It is not a public offer of securities by a Taiwanese company. Therefore, it is exempt from registration in Taiwan.

Exchange Control Information. The Recipient may acquire foreign currency (including proceeds from the sale of Shares and the receipt of any dividends or Dividend Equivalent Payments) into Taiwan up to US$5,000,000 per year. If the transaction amount is TWD500,000 or more in a single transaction, the Recipient must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the handling bank.
If the transaction amount is US$500,000 or more, the Recipient may be required to provide additional supporting documentation to the satisfaction of the bank. The Recipient should consult his or her personal advisor to ensure compliance with applicable exchange control laws in Taiwan.
THAILAND
Exchange Control Information. When the Recipient sells Shares issued upon vesting of the RSUs or receives dividends or Dividend Equivalent Payments, the Recipient must repatriate all cash proceeds to Thailand and then convert such proceeds to Thai Baht within 360 days of repatriation. If the amount of the Recipient’s proceeds is US$50,000 or more, the Recipient must specifically report the inward remittance to the Bank of Thailand on a foreign exchange transaction form. If the Recipient fails to comply with these obligations, the Recipient may be subject to penalties assessed by the Bank of Thailand.
The Recipient should consult his or her personal advisor prior to taking any action with respect to remittance of cash proceeds into Thailand. The Recipient is responsible for ensuring compliance with all exchange control laws in Thailand.
TURKEY
Securities Law Information. By accepting the RSUs, the Recipient understands and agrees that he or she is not permitted to sell any Shares acquired under the Plan in Turkey. The Shares are currently traded on the New York Stock Exchange, which is located outside of Turkey, under the ticker symbol “NKE” and the Shares may be sold through this exchange.
Exchange Control Information. The Recipient likely will be required to engage a Turkish financial intermediary to assist with the sale of Shares acquired under the Plan. While the Recipient should not need to engage a Turkish financial intermediary with respect to the acquisition of such Shares (as no consideration is paid), this is less certain. As the Recipient is solely responsible for complying with the financial intermediary requirements and because the application of the requirements to participation in the Plan is uncertain, the Recipient should consult his or her personal legal advisor prior to the vesting of the RSUs or any sale of Shares to ensure compliance.
UNITED ARAB EMIRATES
Securities Law Information. The offer of RSUs under the Plan is made only to certain employees who meet the eligibility requirements in the Plan, and constitutes an “exempt personal offer” of equity incentives to employees in the United Arab Emirates. The Agreement, the Plan, and other incidental communication materials are intended for distribution only to employees and must not be delivered to, or relied on, by any other person.
The Emirates Securities and Commodities Authority and/or the Central Bank have no responsibility for reviewing or verifying any documents in connection with this statement. The Ministry of Economy, the Dubai Department of Economic Development, the Emirates Securities and Commodities Authority, Central Bank and the Dubai Financial Securities Authority, depending on the employee’s location in the United Arab Emirates, have not approved this statement, the Plan, the Agreement or any other documents the Recipient may receive in connection with the RSUs or taken steps to verify the information set out therein, and have no responsibility for such documents.
If the Recipient does not understand the contents of the Agreement or the Plan, the Recipient should consult his or her personal financial advisor.
UNITED KINGDOM
Settlement of RSUs. RSUs will be settled in Shares only, not cash.
Tax Obligations. The following provisions supplement Section 6 of the Agreement:
The Recipient agrees that, if Recipient does not pay or the Employer or the Company does not withhold from the Recipient the full amount of income tax that the Recipient owes at vesting of the RSUs or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”) within 90 days of the end of the U.K. tax year in which the Taxable Event occurs, or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount that should have been withheld shall constitute a loan owed by the Recipient to the Employer, effective on the Due Date. The Recipient agrees that the loan will bear interest at the HMRC’s Official Rate and will be immediately due and repayable by the Recipient, and the Company and/or the Employer may recover it at any time thereafter by withholding by any of the means set forth in the Agreement. The Recipient also authorizes the Company to delay the issuance of any Shares unless and until the loan is repaid in full.

If the Recipient is a director or executive officer (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Recipient is not eligible for such a loan and the terms of the immediately foregoing provision will not apply to the Recipient. In the event that the Recipient is a director or executive officer, as defined above, and income tax is not collected from or paid by the Recipient by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Recipient on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Recipient will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any employee NICs due on this additional benefit, which the Company or the Employer may recover from the Recipient at any time by any of the means referred to in Section 6 of the Agreement.

URUGUAY

There are no country-specific provisions.

VIETNAM
Settlement of RSUs and Sale of Shares. The following provision supplements Sections 2 and 3 of the Agreement:
The Recipient agrees to maintain any Shares the Recipient obtains upon vesting in an account with the designated Plan broker prior to sale. Further, the Recipient agrees to immediately sell all Shares issued upon vesting of the RSUs. The Recipient agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on the Recipient’s behalf pursuant to this authorization) and the Recipient expressly authorizes the Company’s designated broker to complete the sale of such Shares. The Recipient agrees to sign any forms and/or consents required by the Company’s broker to effectuate the sale of Shares in case of termination of the Recipient’s status as a service provider. The Recipient acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Furthermore, the Recipient acknowledges that the sale of Shares will be made as soon as administratively possible after vesting, but the Company is not committing to sell the Shares at any particular time after vesting.
Upon the sale of the Shares, the Company agrees to pay the Recipient the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. The Recipient acknowledges that the Recipient is not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of the Agreement.
Exchange Control Information. All cash proceeds received in relation to the RSUs must be immediately repatriated to Vietnam. Such repatriation of proceeds may need to be effectuated through a special exchange control account established by the Company or any parent or subsidiary corporation, including the Employer. By accepting the RSUs, the Recipient consents and agrees that the cash proceeds may be transferred to such special account prior to being delivered to the Recipient.